Exhibit 23.1



                          INDEPENDENT AUDITORS  CONSENT


            We consent to the incorporation by reference in this Registration Statement of Titanium Metals Corporation (the Company ) on Form S-8 pertaining to the 1996 Non-Employee Director Compensation Plan of Titanium Metals Corporation of our reports dated March 26, 1996, on our audits of the consolidated financial statements and financial statement schedule and of our report dated March 26, 1996 on our examination of the pro forma condensed consolidated financial statement of the Company, included in its Registration Statement on Form S-1, No. 333-2940, filed on April 2, 1996, as amended.



Denver, Colorado                                /s/ Coopers & Lybrand L.L.P.
January 30, 1997                                Coopers & Lybrand L.L.P.